Exhibit 10.1
August 8, 2008
Roland E. Olivier
55 River Front Drive, Unit 109
Manchester, NH
Dear Roland:
On behalf of Pennichuck Corporation (“Pennichuck” or the “Company”), I’m pleased to offer you the position of General Counsel & Corporate Secretary of Pennichuck and President of Southwood Corporation. In this corporate officer-level position, you will report to me.
Roland, I truly look forward to having you join us. I’m confident that you have the background and personal qualities needed to be successful at Pennichuck, and that you will make a significant contribution to our business as a key member of our senior management team.
Enclosed with this letter are the following documents, each of which is an integral part hereof:
•	Details of Offer of Employment

•	Overview Of Benefits (Non-Union)

•	Form I-9
As you know, this employment offer is subject to Pennichuck Board approval, which I obtained on August 7. Furthermore, this offer is conditioned on the following:
(1) Your providing to Pennichuck, on your first day of employment (which we’ve agreed will be as soon as possible and no later than on or about September 2, 2008), with proof of legal employability. I refer you to the enclosed Form I-9 regarding what is required in that regard.
(2) Your satisfactory completion of a pre-employment Company-paid physical and drug test. Please contact Karen Giotas, HR Administrator, at (603) 913-2341 to schedule the tests.
(3) The completion of pre-employment background checks satisfactory to the Company. Enclosed are the related forms. Please complete the Candidate Background Information Release Form and the Fair Credit Reporting Act Disclosure and Authorization form and return them to me at your earliest convenience.
This letter will also confirm your representation that you have not previously entered into any non-disclosure or non-competition agreements with other companies that contain provisions arguably affecting the scope of your work efforts for Pennichuck or Southwood. Had you done so, this offer would also be subject to our advance review of any such agreements.

As you will see in the attached Overview of Benefits, your employee benefits include medical and dental coverage, a defined benefit pension plan, a 401(k) plan, and twelve (12) paid holidays (two of which are floating holidays) throughout the year.
If you have any questions regarding the content of this letter, please do not hesitate to call me or Karen Giotas. If these terms and conditions are acceptable to you, please confirm same by signing one copy of this letter and returning it to me not later than August 15, 2008. As stated above, I very much look forward to having you join us.
Very truly yours,

/s/ Duane C. Montopoli Duane C. Montopoli
President and
Chief Executive Officer
Enclosures
I hereby accept this offer of employment in its entirety as described above.

8/11/08 Date	/s/ Roland E. Olivier Signature

August 8, 2008
Roland E. Olivier
DETAILS OF OFFER OF EMPLOYMENT

Position:
General Counsel & Corporate Secretary of Pennichuck Corporation (“Pennichuck” or the “Company”) and President of The Southwood Corporation. In this corporate officer-level position, you will report to the Chief Executive Officer of Pennichuck.

Cash Compensation:
$145,000 per annum base salary with an annual review (for possible increase but not decrease) on or about March 1 of each year. You will also be eligible to participate in any annual cash bonus plans established for the senior management of Pennichuck (the “Plans”), commencing for 2009 and for each year thereafter (for 2008, due to your start date, you will not be a participant in the 2008 Officer Bonus Plan; however, you will be considered for a non-plan discretionary bonus for that year). Please note that annual bonuses may be discretionary in whole or in part, may be determined based on various factors including, without limitation, corporate and/or individual performance, and shall be subject to the terms and conditions of any such Plans as established and in effect each year.

Equity:
In connection with your employment by Pennichuck, you will be granted non-qualified stock options on 16,200 shares of Pennichuck common stock at an exercise price equal to the fair market value of said shares on the grant date. These options will vest (i.e. become exercisable) as follows:

One year from date of grant	5,400 shares
Two years from date of grant	5,400 shares
Three years from date of grant	5,400 shares

TOTAL	16,200 shares

Notwithstanding the foregoing, in the event of a Change Of Control, the vesting of the above-listed options (i.e. the as yet unvested options) shall be accelerated to that date which is one day prior to the Change Of Control date.

For purposes hereof, a “Change of Control” shall be deemed to have occurred if any of the following have occurred:
(i)
any individual, corporation (other than the Company), partnership, trust, association, pool, syndicate, or any other entity or any group of persons acting in concert becomes the beneficial owner, as that concept is defined in Rule 13d-3 promulgated by the Securities Exchange Commission under the Securities Exchange Act of 1934, as a result of any one or more securities transactions (including gifts and stock repurchases but excluding transactions described in subdivision (ii) following) of securities of the Company possessing fifty-one percent (51%) or more of the voting power for the election of directors of the Company;

(ii)
there shall be consummated any consolidation, merger or stock-for-stock exchange involving securities of the Company in which the holders of voting securities of the Company immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of the surviving or resulting corporation or other entity having less than fifty percent (50%) of the total voting power in an election of directors or officers of such surviving or resulting corporation or other entity;

(iii)
“approved directors” shall constitute less than a majority of the entire Board of Directors of the Company, with “approved directors” defined to mean the members of the Board of Directors of the Company as of the date hereof and any subsequently elected members of the Board of Directors of the Company who shall be nominated or approved by a majority of the approved directors on the Board of Directors of the Company prior to such election; or

(iv)
there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions, excluding any transaction described in subdivision (ii) above), of all, or substantially all, of the assets of the Company or its subsidiaries to a party which is not controlled by or under common control with the Company.

Benefit Plans:
You shall participate in all of Pennichuck’s benefit plans and programs (e.g., health and dental insurance, pension, 401(k), short term disability, group term life insurance, etc.) to the extent applicable to other non-union full-time employees of Pennichuck and its controlled subsidiaries (see attached Overview of (Non-Union) Employee Benefits).

Additional Insurance:
During the term of your employment by Pennichuck or one of its controlled subsidiaries, the Company shall reimburse you (up to a maximum of $2000 per annum) for the actual annual premium cost of a level-premium 10-year Term Life Insurance policy on your life in the face amount of $435,000 (i.e., your initial base salary X 3).

Auto Allowance:
During the term of your employment by Pennichuck or one of its controlled subsidiaries, you will receive a $400. per month automobile allowance to cover the cost of maintaining an automobile (which you personally shall lease or buy, at your option).

Vacation:	Four weeks per annum (pro-rated in your first and last year of employment).

Severance:
In the unexpected circumstance that your employment is terminated by Pennichuck without Cause, you will qualify for 6-months salary continuation subject to dollar-for-dollar reduction for cash amounts received by you or accrued for your benefit from any successor employer or other entity that pays you for services rendered during that period, plus COBRA premium cost reimbursement (subject to proof of payment) during the same six-month period (such aggregate amounts, the “Severance Amount”), Notwithstanding the foregoing, if such termination of employment without Cause (by Pennichuck or its successor) occurs within 6 months before or 24 months after a “Change Of Control” (as defined above), said Severance Amount shall become two years base salary (at the then current rate) payable in a lump sum without right of set-off, plus COBRA premium cost reimbursement for 18 months.

“Cause” shall mean, (a) gross or willful misconduct (including, without limitation, fraud or theft) on your part in the performance of your duties, or your being convicted of a felony, or (b) your becoming “permanently disabled,” which shall mean that the occurrence of a mental or physical condition has rendered you incapable of performing your duties for any period of ninety consecutive days and such incapacity is confirmed as continuing at the end of such period by expert medical opinion, or (c) your death while an employee of the Company or one of its controlled subsidiaries. “Cause” shall not include unsatisfactory performance of duties except as expressly set forth herein.

Tax Withholdings:	Federal, state and local withholding, social security and other appropriate taxes shall be deducted from all compensation paid to you as and to the extent required by law.